UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Hanover Insurance Group, Inc.

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 11, 2010

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

March 29, 2010

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 11, 2010, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2010

To the Shareholders of

The Hanover Insurance Group, Inc.:

The Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (“THG” or the “Company”) will be held at THG’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 11, 2010, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	Election of three individuals to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of THG for 2010; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 16, 2010 as the record date for determining the shareholders of THG entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

March 29, 2010

Your vote is important. Whether or not you plan to attend the Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to Be Held on May 11, 2010: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2010 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We have made these proxy materials available to you on or about March 29, 2010 via the Internet or, upon your request, have delivered paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at the Annual Meeting of Shareholders of THG to be held on May 11, 2010 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials in the mail unless you request one. Instead, the Notice instructs you how to access and review the proxy materials via the Internet. The Notice also instructs you how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials?

These proxy materials include:

•	Our Proxy Statement for the Annual Meeting; and
•

Our Annual Report to Shareholders for the fiscal year ended December 31, 2009 (the “Annual Report”), including financial statements for THG and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters:

•	The election of three directors; and
•	The ratification of the appointment of the Company’s independent registered public accounting firm for 2010.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 16, 2010 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock?

Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson, Inc. of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be $8,000 plus reasonable expenses. Proxies may also be solicited on the Company’s behalf by directors, officers or employees in person or by telephone, mail, electronic transmission and facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Company to you as a beneficial owner of THG Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the 2010 fiscal year.

How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 47,254,085 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting?

A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as election of directors, but may vote their clients’ shares on the ratification of the appointment of the Company’s independent registered public accounting firm for the 2010 fiscal year.

What vote is required to approve each item?

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to ratify the appointment of the Company’s independent registered public accounting firm. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold THG stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials by mail, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card that accompanies the printed materials. The shares of Common Stock represented by your proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed, dated and returned without instructions, in favor of the election of the director nominees designated herein, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2010.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendation of the Board.

Can I change my vote after I submit my proxy?

Yes. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke the proxy.

How do participants in the Employees’ 401(k) Retirement Savings Plan vote their shares?

If you are a participant in The Hanover Insurance Group Retirement Savings Plan and you have shares of Common Stock allocated to your account, you may provide voting instructions to the trustee under the Plan via the Internet in accordance with the instructions set forth in the Notice. If you received a paper copy of proxy materials, you may provide voting instructions to the trustee by submitting the proxy card by mail, via the Internet, or via the toll-free number set forth on the proxy card. The trustee will vote the shares allocated to your account in accordance with your instructions or, if your proxy is submitted without instructions, in favor of the election of the director nominees designated herein, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2010. If you do not submit voting instructions, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Annual Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership, as of the Record Date, March 16, 2010.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 9, 2010 by (i) each director of THG, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement (the “NEOs”), and (iii) all directors, NEOs and other executive officers of THG as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	32,953	(1)	*
Eugene M. Bullis	24,928		*
P. Kevin Condron	1,000	(2)	*
Frederick H. Eppinger	844,533	(3)	1.8%
Neal F. Finnegan	12,015		*
David J. Gallitano	5,012	(4)	*
Gail L. Harrison	17,240	(5)	*
J. Kendall Huber	167,436	(6)	*
Wendell J. Knox	14,892		*
Robert J. Murray	17,972		*
Joseph R. Ramrath	9,703	(7)	*
Harriett Tee Taggart	2,150		*
Gregory D. Tranter	136,617	(8)	*
Marita Zuraitis	225,679	(9)	*

Directors, NEOs and other executive officers as a group (21 persons)	1,720,543	(10)	3.5%

†

As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. As of March 9, 2010, the Rabbi Trust held 191,482 shares of Common Stock pursuant to deferrals by directors and executive officers. These shares may be voted by the trustee of the Rabbi Trust, but not the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below. Deferred shares held in the Rabbi Trust are not included in the amounts set forth in this column. For executive officers, the amounts in this column include 1,437,585 shares underlying options which are exercisable within 60 days of March 9, 2010.

*	Less than 1%.
(1)	Excludes 15,070 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 4,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Trust”). Mr. Angelini is a co-trustee of the Trust and shares voting and investment power with respect to the shares of Common Stock held by the Trust.
(2)	Excludes 7,679 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(3)	Excludes 130,034 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 814,700 shares underlying options exercisable within 60 days of March 9, 2010.
(4)	Excludes 7,533 shares held by the Rabbi Trust, the receipt of which Mr. Gallitano has deferred.
(5)	Ms. Harrison has elected to resign as a director at the end of her current term (May 11, 2010).
(6)	Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 134,050 shares underlying options exercisable within 60 days of March 9, 2010.
(7)	Mr. Ramrath shares voting and investment power with his wife.
(8)	Includes approximately 507 shares held for the benefit of Mr. Tranter by the trustees of the Company’s Retirement Savings Plan and 117,850 shares underlying options exercisable within 60 days of March 9, 2010.
(9)	Excludes 31,166 shares of stock held by the Rabbi Trust, the receipt of which Ms. Zuraitis was required to defer. Includes 203,250 shares underlying options exercisable within 60 days of March 9, 2010.
(10)	Includes approximately 9,935 shares held by the trustees of the Company’s Retirement Savings Plan, and 1,437,585 shares underlying options exercisable within 60 days of March 9, 2010; excludes 191,482 shares held by the Rabbi Trust. See notes 1 through 9 above.

Who are the largest owners of the Company’s stock?

The following table lists the persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 9, 2010.

Name and Address of Principal Shareholder	Shares Beneficially Owned		Percent of Common Stock
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,622,895	(1)	9.8%

(1)	Based on a Schedule 13G filed on January 29, 2010 by BlackRock, Inc.

As of March 9, 2010, there were no persons other than BlackRock, Inc. known to THG to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines which can be found on the Company’s website at www.hanover.com under “Corporate Governance–Guidelines.” For a printed copy of the Guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are three nominees for election to our Board this year. Each of the nominees has served as a director since the last Annual Meeting. Information regarding the business experience and qualifications of each nominee and continuing director are provided below. Ms. Harrison has elected to resign as a director at the end of her current term on May 11, 2010.

Who are the nominees for director?

Michael P. Angelini, 67, has been a director of THG since its formation in 1995 and Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. In 2007, Mr. Angelini was appointed by the Governor of Massachusetts to the Board of Directors of the Massachusetts Turnpike Authority (the “MTA”) and continued to serve on such Board until the MTA was merged into the Massachusetts Department of Transportation in 2009. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, L. Hardy Company, Inc., a manufacturer of industrial cutting devices, and a number of other privately-held businesses primarily located in central Massachusetts. The Board has determined that Mr. Angelini is an independent director, based on the independence standards adopted by the Board and the requirements of the New York Stock Exchange (“NYSE”). We believe Mr. Angelini’s qualifications to serve on our Board of Directors include his years of legal and management experience, his experience as a member of the board of directors of numerous other businesses, the leadership he exhibited in 2002 and 2003 when he assumed the role of Chairman of the Board at a time when we did not have a CEO, as well as the understanding of our people and our business that he has acquired over nearly three decades of service on our Board.

Mr. Angelini is a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Angelini’s term of office as a director of THG will expire in 2013.

P. Kevin Condron, 64, has been a director of THG since 2007. Mr. Condron has served as Chairman and Chief Executive Officer of The Granite Group LLC, a plumbing and heating wholesaler, since 1998. From 1972 until it was merged with Capitol Plumbing and Heating Supply in 1997 to create The Granite Group, LLC, Mr. Condron was President and Chief Executive Officer of Central/Goulet Supply. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is Chairman of the Board of Trustees at the College of the Holy Cross. Prior to August 2006, Mr. Condron served as an independent trustee of three investment trusts which were associated with THG’s former variable annuity and life insurance business. The Board has determined that Mr. Condron is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Condron’s qualifications to serve on our Board of Directors include his experience as a CEO, his experience on numerous other boards of directors, including with TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is a member of the Compensation Committee. If re-elected, Mr. Condron’s term of office as a director of THG will expire in 2013.

Neal F. Finnegan, 72, has been a director of THG since 2006. Mr. Finnegan served as President and Chief Executive Officer of Lumber Insurance Company, a specialty insurer to the lumber industry, from 2000 to 2001. From 2000 to 2005, Mr. Finnegan was Chairman of Citizens Bank of Massachusetts. Prior to that, Mr. Finnegan was President and Chief Executive Officer of UST Corporation from 1993 to 2000. Previously, Mr. Finnegan served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp, and Shawmut Bank, NA. Mr. Finnegan is currently a member of the Board of Directors at Solution Inc., an IP management software provider traded on the Toronto Stock Exchange, and several other privately-held companies and charitable organizations. In addition, Mr. Finnegan is Chairman Emeritus of the Northeastern University Board of Trustees. The Board has determined that Mr. Finnegan is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Finnegan’s qualifications to sit on our Board of Directors include his experience as a CEO of a prominent, publicly-traded financial institution, his nearly four decades of experience in the financial services industry and his experience on several boards of directors, including as Chairman of the Board of Trustees of Northeastern University.

Mr. Finnegan is a member of the Compensation Committee. If re-elected, Mr. Finnegan’s term of office as a director of THG will expire in 2013.

Who are the directors continuing in office?

Frederick H. Eppinger, 51, has been Director, President and Chief Executive Officer of THG since joining the Company in 2003. Before joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. Prior to that, he was Senior Vice President of Strategic Marketing from 2000 to 2001 for ChannelPoint, Inc., a firm that provided business-to-business technology for insurance and financial service companies, and was a senior partner at the international consulting firm of McKinsey & Company. Mr. Eppinger led the insurance practice at McKinsey, where he worked closely with chief executive officers of many leading insurers over a period of 15 years, beginning in 1985. Mr. Eppinger began his career as an accountant with the firm then known as Coopers & Lybrand. He is a director of Centene Corporation, a publicly-traded, multi-line healthcare company. Mr. Eppinger is an employee of THG, and therefore is not an independent director. We believe Mr. Eppinger’s qualifications to sit on our Board of Directors include his 25 years of experience in the insurance industry, including as our President and Chief Executive Officer for over six years, and the experience he has gained on the board of directors of Centene Corporation.

Mr. Eppinger’s term of office as a director of THG expires in 2012.

David J. Gallitano, 62, has been a director of THG since 2006 and is President of Tucker Advisors, Inc., a sole proprietor private investment and advisory firm. Mr. Gallitano was Chairman and Chief Executive Officer of APW Ltd., a global contract manufacturing company of technical equipment, from 2003 through 2005, and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the company’s Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano is a director of WellCare Health Plans, Inc., a publicly-traded managed health care service provider, and served as a director of Wild Oats Markets, Inc., a publicly-traded supermarket chain, from 2003 until its sale in 2007. The Board has determined that Mr. Gallitano is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Gallitano’s qualifications to sit on our Board of Directors include his experience as a CEO, experience as a senior executive with General Electric Company, his experience with other public boards of directors, and his nearly three decades of experience as a senior executive in the financial services industry.

Mr. Gallitano is a member of the Audit Committee. Mr. Gallitano’s term of office as a director of THG expires in 2011.

Wendell J. Knox, 62, has been a director of THG since 1999. Until his retirement in 2009, Mr. Knox was President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc., Eastern Bank, a mutually-owned commercial bank, and is a trustee of the Natixis, Loomis Sayles, Hansberger International Series Mutual Fund Complex, a fund complex comprised of 38 funds. The Board has determined that Mr. Knox is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Knox’s qualifications to sit on our Board of Directors include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee. Mr. Knox’s term of office as a director of THG expires in 2011.

Robert J. Murray, 68, has been a director of THG since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004 and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Brands Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, Delhaize Group, a publicly-traded international food retailer based in Belgium, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer and distributor of products and services for veterinary, food and water testing markets. The Board has determined that Mr. Murray is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Murray’s qualifications to sit on our Board of Directors include his experience as a CEO and senior executive, his participation on the boards of directors of numerous publicly-traded companies and his 14 year tenure on our Board.

Mr. Murray is Chairman of the Compensation Committee. Mr. Murray’s term of office as a director of THG expires in 2011.

Joseph R. Ramrath, 53, has been a director of THG since 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Mr. Ramrath also serves as an Adjunct Professor at Boston College Law School. The Board has determined that Mr. Ramrath is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Ramrath’s qualifications to sit on our Board of Directors include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chairman of the Audit Committee. Mr. Ramrath’s term of office as a director of THG expires in 2012.

Harriett “Tee” Taggart, 61, has been a director of THG since February 2009. She currently manages a professional practice, Taggart Associates. She serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Dr. Taggart is a director of Albemarle Corporation and The Lubrizol Corporation, both publicly-traded specialty chemical manufacturers. Dr. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. The Board has determined that Dr. Taggart is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Dr. Taggart’s qualifications to sit on our Board of Directors include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Dr. Taggart is a member of the Audit Committee. Dr. Taggart’s term of office as a director of THG expires in 2012.

How does the Board determine which directors are considered independent?

Under NYSE rules, a member of our Board only qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Annex 1.

Our Board has determined that every director is independent under these standards with the exception of Mr. Eppinger, who is the Chief Executive Officer of the Company.

There are no family relationships among any of the directors or executive officers of THG and its subsidiaries.

What is the Company’s procedure for approving related-person transactions?

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold in our policy was reduced from the $120,000 threshold established by the SEC, to $100,000) (the “Related Person Transaction Policy”). Pursuant to such policy, all related person transactions will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical or undesirable to wait until an Audit Committee meeting to consummate the transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) shall have the authority to review and approve the transaction. The Chair of the Committee, or

Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee shall participate in any review, approval or ratification of a transaction with a related person with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determinations of whether a particular relationship constitutes a material interest by a related person.

In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. To the extent feasible, a transaction with a related person that is identified as such in advance shall be submitted to the Audit Committee or Chair for review in advance of the transaction’s consummation. In the event the Company becomes aware of a transaction with a related person that has not been previously approved or ratified under this policy, the matter shall be submitted promptly to the Audit Committee or Chair for consideration. In such event, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of such transaction. The Audit Committee or the Chair also shall evaluate the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee or Chair in advance and take such corrective action as it deems appropriate under the circumstances.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

What is the Board’s leadership structure and who is the director chosen to preside at executive sessions of the Board?

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board. Additionally, we believe that separating the roles and having an independent Chairman of the Board is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the two roles, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management and the fact that when Mr. Eppinger joined our company, this was his first experience as a CEO and member of the board of a publicly-traded corporation, and we had just been through a nearly ten month period without a CEO and during which time Mr. Angelini, as Chairman, led management of the Company.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

How often did the Board meet during 2009?

During 2009, there were seven meetings of the full Board of Directors. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2009.

What committees has the Board established?

The standing committees of the Board consist of the Audit Committee, the Compensation Committee, the NCGC, and the Committee of Independent Directors (the “CID”). Each committee is composed solely of directors determined by the Board to be independent in accordance with THG’s Corporate Governance Guidelines and the NYSE listing standards. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “Corporate Governance-Committee Charters.” For a printed copy of any of the committee charters, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 162(m) of the Internal Revenue Code and generally must meet the independence requirements under Section 16 of the Securities Exchange Act of 1934. While the independent members of the Board typically meet in executive session at every scheduled Board meeting, the CID, acting as such, had three designated committee meetings in 2009.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm. The Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The committee held 12 meetings during 2009. The current members of the Audit Committee are listed in the table below. The report of the Audit Committee is included in this Proxy Statement on page 22.

Audit Committee
Joseph R. Ramrath (Chair)	David J. Gallitano	Harriett Tee Taggart

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG; produces an annual Compensation Committee Report for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code. The committee met seven times in 2009. The current members of the Compensation Committee are listed in the table below. The Compensation Committee Report is included in this Proxy Statement on page 44.

Compensation Committee
Robert J. Murray (Chair)	P. Kevin Condron	Neal F. Finnegan

Use of Outside Compensation Consultants by the Compensation Committee and Consultant Independence

In executing its compensation responsibilities, the Compensation Committee engages external consultants to provide relevant market pay data and to assist it in making compensation decisions. For 2009, Frederick W. Cook & Co., Inc. (“F.W. Cook”) was engaged to provide such services to the Compensation Committee related to CEO compensation and to review compensation recommendations with respect to our directors and other NEOs, and the Executive Compensation Practice at Hewitt Associates, LLC (“Hewitt”) was engaged to provide consulting services to both the Compensation Committee and management as it relates to compensation for directors and executives officers.

During 2009, our compensation consultants:

•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and issues;
•	provided input to the committee and management regarding the selection of peer companies against which to benchmark compensation levels and practices;
•	assisted in the design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers.

Each of the consulting firms was selected by, and report to, the committee. The committee reviews all compensation payable to compensation consultants with respect to services provided to the committee. Additionally, management reports to the committee, at least annually, regarding any other compensation paid to the compensation consultants’ firms. The engagement of compensation consultants is reviewed annually. For 2009, F.W. Cook’s and Hewitt’s fees for executive and director compensation consulting to the committee were $61,787 and $72,118, respectively. During 2009, separate divisions of Hewitt were retained by management and outside litigation counsel to provide services unrelated to executive and director compensation, including health benefits consulting, services in support of litigation-related matters (the fees with respect to which were reimbursed by an unaffiliated insurance company), and assistance in connection with employee benefits surveys. The aggregate fees paid for those other services in 2009 were $460,996. The committee reviewed the fees for such other services provided by Hewitt to the Company, but did not pre-approve such expenditures as those services were approved by management or outside counsel in the normal course of business. Based on policies and procedures implemented by the committee and by Hewitt to ensure the objectivity of Hewitt’s executive compensation consultants, the committee believes that the consulting advice it receives from Hewitt is objective and not influenced by Hewitt’s other relationships with the Company. During 2010, Hewitt spun off a portion of its compensation practice (including the individual consultant used by the committee) into a separate, entirely independent entity named Meridian Compensation Partners, LLC. Accordingly, the committee no longer retains Hewitt as its executive compensation consultant.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. The committee met five times in 2009. The current members of the NCGC are listed in the table below.

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Michael P. Angelini	Gail L. Harrison

What is the process for consideration of director nominees?

The NCGC may identify candidates for nomination to the Board through several resources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

The NCGC believes that members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines established by the Board, the committee has a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board will also take into consideration factors such as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. The NCGC previously approved an exception to this guideline with respect to Mr. Murray, who is no longer a Chief Executive Officer or in a position with similar time commitments.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester,

Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without the approval of the NCGC must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934, as amended, in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, either by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, or by calling 1-866-656-4232. An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our General Counsel, our Director of Internal Audit and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by THG’s Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Corporate Governance–Contact The Hanover Board.”

Are directors expected to attend the Annual Meeting?

All directors are expected to attend the Annual Meeting. With the exception of Mr. Knox, who was absent due to a medical condition, all directors were present at last year’s annual meeting.

How are the directors compensated?

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and policies. In executing such compensation responsibilities, the Committee has from time to time received relevant market data from external consultants to assist in developing compensation recommendations. The Committee generally receives market information on competitive practices from such consultants prior to the Annual Meeting of Shareholders. Based upon the information received from its consultants and discussions with senior management, the Committee presents its recommendation to the full Board. The Board, at its May meeting, reviews such recommendation and makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level the Company requires of its Board. For the 2009-2010 annual director compensation cycle (which began immediately following the 2009 Annual Meeting of Shareholders and ends immediately prior to the 2010 Annual Meeting of Shareholders), and based in part upon its consultation with Hewitt, F.W. Cook and management, the Committee recommended no changes to the Company’s director compensation policy.

For the period from the 2009 Annual Meeting of Shareholders to this year’s Annual Meeting, non-employee directors received an annual retainer consisting of 1,795 shares of Common Stock issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and a cash payment of $30,000. The Committee intended the value of the shares granted to each non-employee director (established as of the close of business on May 12, 2009) and the cash payment to equate to an annual retainer of $90,000. Directors who are employees of the Company receive no additional compensation for their services as members of the Board.

In addition to the annual retainer, Mr. Angelini received a retainer of $75,000 as Chairman of the Board; the Chairperson of the Audit Committee received a $15,000 annual retainer; the Chairperson of the Compensation Committee received a $10,000 annual retainer; and the Chairperson of the NCGC received a $7,500 annual retainer. Non-employee directors of THG also received a fee of $2,200 for each meeting of the Board that they attended and a fee of $1,500 for each meeting of their committee that they attended. Meetings of the independent directors designated as meetings of the CID are compensated as a meeting of the Board. Meetings of the CID that are held in conjunction with Board meetings are not separately compensated.

Directors who are unable to attend, in person, meetings of the Board or any committee of which they are members that are held in person, but who fully participate by telephone, or directors who participate in substantive meetings conducted by telephone (rather than in person), are paid a fee equal to one-half the regular Board or committee fee for such meeting. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board and its committees. The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters. Additionally, the Company’s charitable foundation provides matching contributions to qualified charities up to $5,000 per director per year.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts can be converted into Common Stock or accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (GATT) rate (4.00% in 2009; 4.31% in 2010). At the election of each director, cash meeting fees and retainers may also be converted to Common Stock.

Director Compensation Table

The following table sets forth the total compensation earned by our current non-employee directors for their service on our Board and committees of the Board during the fiscal year ended December 31, 2009.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	125,329	(3)	59,971	(3)	5,000	190,300
P. Kevin Condron	51,079	(3)	59,971	(3)	5,000	116,050
Neal F. Finnegan	51,079		59,971		5,000	116,050
David J. Gallitano	54,829	(3)	59,971	(3)	5,000	119,800
Gail L. Harrison*	54,079		59,971		5,000	119,050
Wendell J. Knox	56,729	(3)	59,971		5,000	121,700
Robert J. Murray	61,079		59,971		5,000	126,050
Joseph R. Ramrath	69,829		59,971		5,000	134,800
Harriett Tee Taggart	60,427	(4)	72,613		5,000	138,040

*	Ms. Harrison has elected to resign as a director at the end of her term (May 11, 2010).
(1)	The amounts in this column reflect the grant date fair value of the 2009-2010 annual stock retainer (1,795 shares granted on May 12, 2009), and with respect to Dr. Taggart, also include a pro-rated annual stock retainer (355 shares granted on February 24, 2009) paid for her service on the Board from February through May 2009, each computed in accordance with FASB ASC Topic 718. To the extent applicable, assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report.

Messrs. Angelini, Condron, Finnegan and Gallitano, because they elected to convert (and in some cases defer) certain meeting fees and/or cash retainers, received additional stock awards during 2009. Such awards were in the amounts, and with a grant date fair value, as set forth in the table below. The awards granted on February 17, 2009 were in payment for meeting fees earned in 2008, and therefore are not included in the Fees Earned in Cash or Stock Awards column. Additionally, since all other awards listed in the table below represent converted cash fees (the amount of which have been included in the Fees Earned in Cash column), such amounts are not included in the Stock Awards column.

Name	Grant Date
	2/17/09 (converted meeting fees)			5/12/09 (converted cash retainer)			5/15/09 (converted meeting fees)			8/17/09 (converted meeting fees)			11/16/09 (converted meeting fees)
	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)
Michael P. Angelini	100	*	3,666	—		—	—		—	—		—	—		—
P. Kevin Condron	100	*	3,666	898	*	30,002	203	*	6,648	151	*	5,871	109	*	4,760
Neal F. Finnegan	100		3,666	898		30,002	203		6,648	151		5,871	109		4,760
David J. Gallitano	121	*	4,436	898	*	30,002	203	*	6,648	209	*	8,126	127	*	5,546

*	Receipt deferred at the election of the director.
(2)	Matching contribution to qualified charitable organization.

(3)	All or a portion of amount deferred at election of director.
(4)	Includes pro-rated cash retainer ($6,348) paid in February 2009 when Dr. Taggart joined the Board for her service on the Board from February through May 2009.

What is the Board’s role in risk oversight?

The Board of Directors is responsible for assessing major risks facing the Company, and reviewing options for their mitigation. Management presentations, business updates and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board periodically receives reports and presentations on various matters which in its view, merit special attention from a risk management perspective, such as with respect to counterparty risks, reserves, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in assessing major risks, the Audit Committee is responsible for reviewing with management the Company’s major financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Enterprise Risk Management Group, a group of officers from multiple disciplines in the organization tasked with ongoing risk assessment and risk management oversight. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation plans and policies, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in advance of the Committee’s approval of the Company’s management compensation plans for the upcoming year. In addition, the results of this compensation risk assessment are provided to the Chairperson of the Audit Committee and this year, to each other member of the Board.

Non-Employee Director Stock Ownership Guidelines

The Board has adopted the following non-employee director stock ownership guidelines: within six years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in THG’s Common Stock with a value equal to four times the value of the regular annual retainer paid to directors for service on our Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

Each of our directors is in compliance with the ownership guidelines or is expected to become compliant within six years following his or her initial election to the Board.

Director Retirement Policy

It is the policy of the Board that a director retire at the annual meeting of shareholders following his or her attainment of age 70. A director who is first elected to the Board after the age of 65, however, may defer retirement until the annual meeting of shareholders following his or her attainment of age 72. Notwithstanding the foregoing, in accordance with an amendment to this policy adopted by the Board of Directors in February 2010, a director’s retirement may be deferred for up to three years if, at the time when such director would otherwise have first been required to retire, the director has not served as a director for a period in excess of ten years. In accordance with this amendment, and by action of the Board of Directors, Mr. Finnegan was nominated for an additional three-year term expiring at the 2013 Annual Meeting of Shareholders.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The Company will disclose any future amendments to, or waivers from, provisions of the Code of Conduct for the directors, officers and employees on its website within four business days following the date of such amendment or waiver.

ITEM I

ELECTION OF DIRECTORS

The Board currently has ten members and consists of three classes as nearly equal in number as possible, whose terms end in successive years. Three of the directors whose terms will expire at this year’s Annual Meeting, Michael P. Angelini, P. Kevin Condron and Neal F. Finnegan have been nominated for re-election. Each of the nominees has been nominated to serve for a three-year term ending after the 2013 Annual Meeting of Shareholders. Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification. Ms. Harrison has elected to resign as a director at the end of her term on May 11, 2010.

The Board recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

ITEM II

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board to be THG’s independent registered public accounting firm for 2010. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2010 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting THG’s independent registered public accounting firm and will make the selection it deems best for THG and its shareholders. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future if it deems appropriate.

The Board recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for THG for 2010. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

Fees Incurred by THG from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by THG for the audit and other services provided by PricewaterhouseCoopers LLP for 2009 and 2008:

	2009	2008
Audit Fees (1)	$2,327,000	$2,231,000
Audit-Related Fees (2)	$27,000	$66,000
Tax Fees (3)	$169,000	$27,000
All Other Fees (4)	$25,000	$20,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations in connection with proposed transactions, benefit plan audits (2008 only), attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees principally included IRS interest calculation reviews, and consultations in connection with federal tax reporting.
(4)	Other services included miscellaneous consulting services and purchased software.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees equal to or greater than $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by THG’s independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2009, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2009.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2009 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2009.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 25, 2010

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

David J. Gallitano

Harriett Tee Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Overview

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation practices and policies. More specifically, the Committee is responsible for approving the compensation levels for our Named Executive Officers, or NEOs, subject, in the case of the CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation for our NEOs, the same general compensation principles and practices apply to all of our executive officers.

The Committee engaged F.W. Cook and the Executive Compensation Practice at Hewitt as outside consultants to aid in performing these duties as explained more fully in the Corporate Governance section on page 13.

Named Executive Officers

In accordance with SEC regulations, for 2009, our NEOs are:

Our principal executive officer	• Frederick H. Eppinger, President and CEO

Our principal financial officer	• Eugene M. Bullis, Executive Vice President and CFO*

Our next three most highly compensated executive officers	• Marita Zuraitis, Executive Vice President—President, P&C Companies
• J. Kendall Huber, Senior Vice President and General Counsel
• Gregory D. Tranter, Senior Vice President, Chief Information Officer and Corporate Operations Officer

*	On March 9, 2010, Mr. Bullis relinquished his position as CFO in advance of his retirement from the Company scheduled for May 2010. On such date, Steven J. Bensinger assumed the role of CFO.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation program are to:

•	attract and retain qualified, high-performing individuals who will contribute to our success;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation (as discussed below) is designed to achieve particular objectives. In addition, the entire package is intended to align with our business strategy and to be competitive from a marketplace perspective. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we do design our NEO compensation packages to place more emphasis on variable compensation tied to performance rather than base salary. This approach is intended to balance short and long-term performance goals and promote shareholder value.

While a number of factors drive our executive compensation decisions, for 2009 we chose, as a primary reference point, to target total compensation of our NEOs, as a group, at approximately the 65th percentile of our Comparison Group (discussed below). We target total compensation above the median of our Comparison Group because:

•	we believe it helps to attract and retain talented executives with significant industry experience;
•

the performance goals associated with our short and long-term incentive compensation programs are set at levels that we believe are above the industry median and the achievement of which are substantially in doubt; and

•	our emphasis on long-term variable compensation linked to performance.

An individual NEO’s target compensation, however, may be higher or lower than the reference point based upon a number of factors which include:

•	the NEO’s specific expertise and contributions;
•	the relative pay scales among our senior officers;
•	amounts previously paid to the NEO (whether by the Company or a previous employer, or as compared to competing offers);
•	perceived retention risk; and
•	perceived difficulty and cost to replace the executive were he or she to leave the Company.

Setting Executive Compensation

Use of Comparative Peer Data

In assessing and reviewing compensation, the Committee evaluates the pay levels for executives at companies principally within the property and casualty insurance industry. For benchmarking purposes, the Committee utilized data collected from the publicly disclosed proxy materials of a selected group of P&C companies (the “Proxy Group”) and market pay data collected from published surveys of a broader group of P&C and financial services companies and organizations (the “Survey Group”). Collectively, we will refer to the Proxy Group and the Survey Group as our “Comparison Group”.

The Proxy Group consists of publicly-held property and casualty insurance companies that the Committee believes THG may compete with for senior management talent and business, or are otherwise indicative of compensation levels for P&C companies. The Proxy Group consists of the following companies:

• Alleghany Corporation	• Mercury General Corporation
• American Financial Group, Inc.	• Old Republic International Corporation
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corp.	• State Auto Financial Corporation
• Erie Indemnity Corporation	• White Mountains Insurance Group, LTD
• Harleysville Group, Inc.	• W.R. Berkley Corporation

For 2009, the companies listed below were removed from our peer group because they were acquired.

Company Removed
• Commerce Group, Inc.
• Philadelphia Consolidated Holding Corp.
• Safeco Corporation

In establishing baseline comparative data from the Proxy Group, the Committee reviewed the benchmark data and considered it in light of many factors, including:

•	size of company;
•	type of business conducted;
•	ownership structure;
•	geographic markets served;
•	recent operating history;
•	perceived differences in long and short-term objectives and challenges;
•	relative risks to the respective companies;
•	financial and strategic differences;
•	comparability of compensation programs;
•	depth of management; and
•	tenure of executives.

The Survey Group is comprised of property and casualty companies and, where necessary to get meaningful market comparisons, a broader group of insurance and financial services companies. The information comes from the following nationally recognized executive compensation surveys:

•

Hewitt’s Total Compensation ManagementTM Database: Compensation data from 12 property and casualty companies regressed to approximate THG’s size and direct written premium. Where there were insufficient matches to the property and casualty companies’ data, data was extracted from a broader financial services database of 44 insurance/financial services companies regressed to the appropriate revenue level; and

•	Mercer U.S. Property and Casualty Insurance Company Survey: Data based on a sample of 10 property and casualty companies with direct written premiums between $2 billion and $6 billion.

The Committee reviews data on base pay levels, target and actual total cash levels, long-term incentive levels and target and actual total compensation levels from the Comparison Group. While the Committee believes the use of such comparative information is useful, such data is intended solely to serve as a reference point to assist the Committee in its discussions and deliberations.

Because we believe the participant data from the Proxy Group is closely representative of the market data for CEOs having similar responsibilities as our CEO, we benchmarked his compensation primarily against the Proxy Group. With respect to all other NEOs, we benchmarked compensation against a combination of the Proxy Group and Survey Group. Depending on the NEO and his or her respective role and responsibilities, we believe certain participant data from the Survey Group represented a more accurate comparison.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member). Each generally participates in such meetings and provides counsel and advice at the Committee’s request. In addition, the Committee regularly meets in executive sessions with no members of management present. No member of management is present while the Committee makes its decisions on that executive’s compensation.

At the request of the Nominating and Corporate Governance Committee (the “NCGC”), and following a process approved by our Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and of the Company’s performance. The results of this performance evaluation are reviewed, finalized and ratified by the CID. This review helps form the basis for establishing the CEO’s annual compensation package and for determining whether or not individual performance goals have been achieved. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee solicits and considers the recommendations of the CEO and our Chief Human Resources Officer, as well as information provided to it by its compensation consultants.

Other Considerations

Representatives of F.W. Cook and the Executive Compensation Practice at Hewitt, the Committee’s consultants, regularly attend, either in person or telephonically, Committee meetings and provide advice and information to the Committee at its request.

In determining executive compensation, the Committee reviews the total target compensation of each NEO, including salary and short and long-term incentive compensation. These amounts are then compared with prior year compensation targets, market data provided by our consultants, the NEO’s overall performance and prior year short and long-term incentive payments. Prior year payments are compared relative to operating metrics for short and long-term incentive plans to determine any changes or adjustments to performance metrics for future years. The Committee also periodically reviews NEO share ownership, stock option exercises, stock trading activity, and outstanding unvested equity awards. Additionally, the Committee considers the total cost of equity-based awards and the dilutive impact to shareholders of such awards.

Principal Components of Executive Compensation

For 2009, the principal components of compensation for our NEOs consisted of (i) annual base salary, (ii) short-term incentive compensation, and (iii) long-term incentive compensation. In addition, our NEOs receive certain other benefits (described below) that differ from those generally available to all employees.

Annual Base Salary

Annual base salaries of our NEOs are generally targeted at approximately the median level of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. Base salary, however, is only one of several different components of an executive’s total compensation package and is intended to make up a smaller portion of target total compensation than the short and long-term variable incentives described below. Base salaries are reviewed on an annual basis in the first quarter of each year. Typically, the Committee does not adjust NEO salaries more frequently than once every 18-24 months, unless there has been a material change in a NEO’s role or responsibility level. This approach reduces the focus on base salaries and emphasizes short and long-term variable incentives.

For 2009, the Committee approved the following base salary increases for our NEOs:

NEO	2009 Salary ($)	% Change	Primary Rationale for Change
J. Kendall Huber	420,000	6.3	• Acknowledgement of significant contributions and leadership. Additionally, Mr. Huber had not received a salary increase since 2006.

Short-Term Incentive Compensation

The Annual Short-Term Incentive Compensation Program (the “IC Program”) is a non-equity incentive compensation program that provides additional cash compensation to key employees, including the NEOs, who have contributed to our success. Award opportunities are targeted at a percentage of annual salary, based on each executive’s role and overall pay package. Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of operating business goals and priorities that are linked to overall corporate financial results and other priorities;
•	achievement of extraordinary annual results; and
•	demonstration of our leadership core competencies (i.e., integrity, teamwork, accountability, commitment to winning and meritocracy).

Generally, we benchmark IC Program award targets at approximately the 65th percentile of award levels set for executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. The target 2009 IC Program award for each of our NEOs is as set forth below:

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	120%
Marita Zuraitis	90%
J. Kendall Huber	75%
Gregory D. Tranter	60%
Eugene M. Bullis	90%

For 2009, potential awards under the IC Program for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment during 2009 of certain targeted levels of adjusted (i) P&C Segment Income, and (ii) Net Written Premium Growth Rate, as shown below:

		Funding Level (2)
Total P&C Segment Income (1)	≥$450M	0%	111% -200%	200%	200%
	$380M	0%	84% - 105%	105%	105% - 115%
	$360M	0%	80% - 100%	100%	100% - 110%
	$340M	0%	76% - 95%	95%	95% - 105%
	$270M	0%	40% - 50%	50%	50% - 55%
	< $270M	0%	0%	0%	0%
		< 2%	2% - < 5%	5% - < 10%	10% - ≥ 12%
		Net Written Premium Growth Rate (1)
(1) Determined as described in the text below.
(2) If P&C Segment Income and/or Net Written Premium Growth Rate determined as described below falls between the points identified in the scale, funding will increase or decrease in a linear manner.

The amount of each executive officer’s actual award is determined by a combination of:

•	the NEO’s target award;
•	the IC Program funding level achieved;
•	the executive’s overall performance and contribution; and
•	such executive officer’s performance against certain pre-established individual goals.

The Committee chose a combination of P&C Segment Income and premium growth performance metrics because it believes that the combination is a good measure for evaluating profitable growth and is consistent with our strategic goals and philosophy. Accordingly, the achievement of these targets should enhance stock value and shareholder return.

The Committee intended to set the P&C Segment Income and premium growth financial targets at levels where the outcome was substantially in doubt, but at levels that could be reasonably achieved and were consistent with our internal financial plans. The Committee set the P&C Segment Income targets below the level set for the 2008 IC Program based upon our expectations of decreased segment income. The expectation was premised, in part, on the anticipation of a softening of the market (i.e., pricing pressure) and poor economic conditions, particularly in Michigan. The goals for Net Written Premium Growth Rate were unchanged from the prior year, despite the expected softening of the market.

Although funding levels are based on the achievement of the financial metrics set forth above, the Committee may reduce the payment to a NEO based upon a variety of factors, including the Committee’s evaluation of the NEO’s overall performance and contribution during the year and the NEO’s failure to achieve certain pre-established individual performance goals. Each NEO has specific individual goals that are set at the beginning of each year. Individual goals are aligned with the achievement of our overall financial and operational goals. These goals are reviewed and approved by the Committee in the first quarter of each year. Depending on the individual, the goals may include both objective targets as well as subjective objectives, and generally no one objective is given a particular weighting. In all cases, however, the achievement, or failure to achieve, some or all of the objectives does not result in a formulaic “payout” or adjustment to the baseline funding, but rather this data is viewed by the Committee as only one of several measures against which to examine the NEO’s overall performance in a given year. In fact, given the dynamics of the business and unforeseen circumstances that occur during a given year, the achievement, or failure to achieve, any given objective may not even be relevant to the NEO’s performance for that period. As set forth above under the heading “Role of Executive Officers in Compensation Decisions and CEO Performance Review”, individual performance is also measured based upon, in the case of the CEO, an independent performance review led by our independent Chairman of the Board, and in the case of all other NEOs, upon performance information provided by the CEO and in some cases our Chief Human Resources Officer. Additionally, the Committee may also take into account its own evaluation based upon personal interaction with the individual NEO throughout the course of the year.

For NEOs subject to Section 162(m) of the Internal Revenue Code (see section entitled “Tax Implications” below), actual award levels may be reduced based on individual performance and other factors, and in no case may exceed the maximum funding level discussed above. For determining the maximum funding, P&C Segment Income and Net Written Premium Growth Rate, as reported in the Company’s financial statements filed with the SEC, are adjusted as applicable to exclude:

•	unusually large catastrophe losses which aggregate (net of reinsurance) in excess of a specified level of catastrophe losses;
•	adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita which occurred in 2005;
•	adverse development on currently discontinued voluntary property and casualty insurance pools;
•	expenses and liabilities associated with specified litigation matters; and
•

the effect of acquisitions or divestitures during the year or unplanned capital structure (i.e. debt or equity) actions, to the extent such events have a negative impact on P&C Segment Income and/or Net Written Premium Growth.

In 2009, the maximum IC Program funding for NEOs was 50% of target based upon adjusted P&C Segment Income of $278.2M and Net Written Premium Growth Rate of 3.6%. In prior years, the Committee has typically based actual IC Program funding on P&C Segment Income and Net Written Premium Growth Rate as reported in the Company’s financial statements filed with the SEC and without adjustments for the exclusions set forth above. This year, however, the Committee determined not to adjust the formula downward, as had been done in some prior years, by the amount of excess catastrophe losses to reduce actual bonus funding. Had such excess catastrophe losses been included to align actual funding with P&C Segment Income and premium growth as reported in our 2009 Annual Report, IC Program funding would have been at 45% of target. The Committee’s decision was driven primarily by its overall view of the Company’s accomplishments and performance during the year.

Accordingly, the maximum 2009 IC Program award for each of our NEOs was determined by multiplying the NEO’s base salary by the target award, and multiplying the resulting product by 50%. Set forth below is each NEO’s 2009 IC Program award and a discussion of each individual goal the achievement of which was material to the Committee’s determination of such NEO’s actual award:

NEO	2009 IC Program Award	2009 Individual Performance Goals	Measure of Achievement
Frederick H. Eppinger	$540,000	• Improve financial position of the Company

•   A.M. Best upgrade to “A”

•   Achieved net written premium growth of 3.6%

•   Restructuring of corporate debt resulting in retirement of $212.7M of senior and junior subordinate debentures, a $34.5M gain and a significant reduction in annual debt expense

•   34% increase in book value per share

		• Expand geographic footprint and product offering and build additional scale in business	• Launched west coast expansion • Execution of Renewal Rights Agreement with OneBeacon • Significantly enhanced Commercial and Personal Lines product offering
		• Expand Specialty business	• Specialty, including marine and bond, increased to one third of Commercial Lines written premium for 2009
		• Ensure development and effectiveness of talent	• Significant improvement in entry level recruiting programs • Significant improvement in Commercial Lines underwriting capabilities
		• Organizational restructuring	• Reorganized business operations and created separate and distinct business units for management purposes • Strengthened key leadership

NEO	2009 IC Program Award	2009 Individual Performance Goals	Measure of Achievement
Marita Zuraitis	$247,500	• Execute “partner agent” strategy

•   Provided key leadership focus resulting in improvement in partner growth in both Personal and Commercial Lines and strengthened agency partner relationships

•   Developed and expanded on the “franchise” agency concept

		• Grow Commercial Lines with emphasis on Specialty business

•   Solid Specialty business performance, including strong earnings in marine, with growth in niche and segment business

•   Achieved net written premium growth in Commercial Lines of 9.9%

•   Execution of Renewal Rights Agreement with OneBeacon

		• Organizational restructuring	• Supported reorganization of business operations and creation of separate and distinct business units for management purposes • Leadership of Personal Lines segment • Strengthened key leadership

J. Kendall Huber	$157,500	• Provide efficient and effective legal support to Personal and Commercial Lines operations

•   Office of the General Counsel (“OGC”) served as key partner to business units in variety of transactions and initiatives to expand partner agency relationships

•   OGC assisted business units with geographic expansion and additional product offerings

		• Enhance and improve Government Affairs functional support	• OGC provided significant assistance in managing difficult regulatory matters in key states

NEO	2009 IC Program Award	2009 Individual Performance Goals	Measure of Achievement

(Mr. Huber – Continued)		• Support transaction and capital initiatives

•    Execution of Renewal Rights Agreement with OneBeacon

•    Supported restructuring of corporate debt

•    OGC supported execution of agreements to purchase Campania Holding Company, Inc. and Benchmark Professional Insurance Services, Inc. (January 2010)

		• Achieve OGC budget and contribute to Company’s achievement of other financial goals	• OGC operated within budget • Favorable settlements and recoveries in key litigation matters • OGC effectively managed post-transaction matters

Gregory D. Tranter	$112,500	• Deliver efficient and cost effective technology capabilities	• Successfully delivered all major projects, including significant investments in support of additional business opportunities and product development

		• Enhance Personal Lines operating model to meet strategic priorities	• Led the oversight, evaluation and implementation of enhanced operating model resulting in significant opportunities to improve competitive positioning

• Improve Commercial Lines operating model

•    Provided significant leadership oversight to the evaluation of operating models across all Commercial Lines business segments; began implementation in select segments to provide more effective and efficient operating practices

•    Successfully managed all operational components of OneBeacon Renewal Rights transaction

NEO	2009 IC Program Award	2009 Individual Performance Goals	Measure of Achievement
Eugene M. Bullis	$195,000	• Facilitate acquisition integration and monitor control environment for acquired businesses	• Successfully transitioned AIX finance leadership • Developed financial integration plans for OneBeacon Renewal Rights transaction
		• Strengthen Enterprise Risk Management	• Appointed a Chief Risk Officer • Improved risk review process
		• Make progress towards obtaining financial ratings agency upgrades	• A.M. Best upgrade to “A”
		• Organizational restructuring	• Reorganized finance unit to provide distinct finance support to separate business units • Strengthened financial planning and analysis resources to support business growth
		• Navigate current capital market disruptions	• Supported restructuring of corporate debt • Effective management of investment portfolio

Long-Term Incentive Compensation

Long-term incentives are designed to:

•	encourage management to achieve and balance short and long-term goals;
•	align management’s financial incentives with the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

The Committee established NEO long-term equity incentive compensation opportunities at or above the 65th percentile of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. This is consistent with our philosophy of encouraging long-term planning and driving shareholder value creation. Factors considered in determining NEOs’ awards under the long-term program include the:

•	importance of such NEO’s responsibilities within the organization;
•	contribution of each NEO to the long-term performance of THG;
•	expense of the award to the Company;
•	dilutive impact to shareholders;

•	recruitment and retention considerations;
•	relative awards made to other executive officers;
•	expectations based on historical compensation; and
•	projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation and confidentiality provisions in favor of the Company.

2009 Long-Term Awards

For 2009, the Committee used a combination of performance-based restricted stock units (“PBRSUs”), time-based restricted stock units (“TBRSUs”) and stock options. For NEOs, other than the CEO, the mix of awards in 2009 was approximately 50% options, 25% PBRSUs and 25% TBRSUs. This mix of awards provides a balanced portfolio of equity awards for such NEOs and was chosen to motivate the achievement of operating goals while improving retention for the executive team. For our CEO, the mix of awards in 2009 was approximately 33% options, 33% PBRSUs and 33% TBRSUs. His allocation was slightly different due to the higher concentration of options he was awarded in prior years. The number of options, PBRSUs (at target) and TBRSUs granted to each of the NEOs is set forth in the table below:

NEO	Number of PBRSUs	Number of TBRSUs	Number of Options
Frederick H. Eppinger	22,500	22,500	75,000
Marita Zuraitis	6,750	6,750	50,000
J. Kendall Huber	3,000	3,000	20,000
Gregory D. Tranter	3,000	3,000	25,000

The terms of such awards are described in greater detail below.

When our CFO, Mr. Bullis, was hired on November 8, 2007, he was granted 22,925 Individual Goal-Based PBRSUs. These Individual Goal-Based PBRSUs vested and were paid on December 31, 2009 (see discussion below). This award was intended to be a two-year grant, and as such, Mr. Bullis did not receive a 2009 Long-Term Award.

Description of Performance-Based Restricted Stock Units

The PBRSUs:

•	are not earned unless targeted levels of three-year average adjusted return on equity (“ROE”) and premium growth rate are achieved for the years 2009-2011;
•	may be adjusted to zero and as high as 150% of the targeted award, based on the average ROE and premium growth rate actually achieved during the performance period; and
•

are subject to a four year time-based vesting requirement (assuming achievement of performance goals, 50% vest on the third anniversary of the grant date and 50% vest on the fourth anniversary of the grant date).

The table below sets forth the ROE and premium growth targets and how they impact the actual NEO award:

		Award as a Percentage of Target (2)
3 Year (2009-2011) Average ROE (1)	≥15%	0.0%	120.0% - 150.0%	150.0%	150.0%
	14.5%	0.0%	110.0% - 137.5%	137.5%	137.5% - 142.5%
	14%	0.0%	100.0% - 125.0%	125.0%	125.0% - 133.0%
	13.5%	0.0%	90.0% - 112.5%	112.5%	112.5% - 125.0%
	11 - 13%	0.0%	75.0% - 100.0%	100.0%	100.0% - 112.5%
	10.5%	0.0%	62.5% - 87.5%	87.5%	87.5% - 100.0%
	10%	0.0%	50.0% - 75.0%	75.0%	75.0% - 90.0%
	9.5%	0.0%	40.0% - 62.5%	62.5%	62.5% - 75.0%
	9%	0.0%	33.0% - 50.0%	50.0%	50.0% - 60.0%
	8.5%	0.0%	25.0% - 37.5%	37.5%	37.5% - 45.0%
	8%	0.0%	20.0% - 25.0%	25.0%	25.0% - 30.0%
	< 8%	0.0%	0.0%	0.0%	0.0%
		< 2%	2% - < 5%	5% - < 10%	10% - ≥ 12%
		3 Year (2009-2011) Average Net Written Premium Growth Rate (1)
		(1) Determined as set forth in the text below.

(2)    If average ROE falls between the points identified on the scale, funding will increase or decrease in a linear manner (measured from 11% if ROE is less than 11%, measured from 13% if ROE is greater than 13%). If Net Written Premium Growth Rate falls between 2-5% or 10-12%, funding will increase or decrease in a linear manner.

ROE is a levered return on equity calculation based on after-tax P&C segment income, adjusted to include the cost of corporate debt and exclude the financial results of the holding company. Also, the equity of the P&C segment is reduced by the amount of this debt. Premium growth is the rate of year over year growth in total premiums written, adjusted by the effects of reinsurance assumed and ceded. In calculating ROE and premium growth, the maximum payout is determined by excluding the impact of certain unusual and/or non-recurring events, such as unusually large catastrophe losses, adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita, adverse development on currently discontinued voluntary property and casualty insurance pools, expenses and liabilities associated with certain specified litigation matters, and the effect of acquisitions or divestitures or unplanned capital structure (i.e. debt or equity) actions (to the extent such events have a negative impact on ROE and/or net written premium growth).

The Committee chose a combination of ROE and premium growth performance metrics because it believes that the combination is a good measure for profitable growth and evaluating operating performance and is consistent with our strategic goals and philosophy. Accordingly, the achievement of these targets should increase stock value and shareholder return. In addition, a three-year performance period was chosen in order to drive the achievement of profitable growth over a significant time period and to encourage retention of the executive.

As compared to the 2008 PBRSUs, the goals for ROE were reduced and modified to create a more gradual impact on funding in light of expectations of limited overall growth in the industry. In addition, for 2009, the time-based vesting requirement was modified and extended from a three year 100% cliff vest to a vesting schedule that vests 50% after three years and 50% after four years. This was done to increase the award’s retention value and to place additional emphasis on producing consistent long-term results.

Description of Time-Based Restricted Stock Units

Provided the NEO remains employed by the Company through such date, the TBRSUs will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date and convert into an equivalent number of shares of THG Common Stock. Because these awards do not fully vest for four years, the principal purpose of the awards is to retain the executive. For 2009, the time-based vesting requirement was modified and extended from a three year 100% cliff vest to a vesting schedule that vests 50% after three years and 50% after four years. This was done to increase the award’s retention value and to place additional emphasis on producing consistent long-term results.

Description of Stock Options

Each NEO was granted stock options to purchase shares of THG Common Stock upon the following material terms and conditions:

•	exercise price of $34.19 per share (the closing price per share of our Common Stock as reported on the NYSE on the date of grant);
•	ten year term; and
•	vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Options were chosen to align a portion of total compensation with Company stock performance since the options become valuable to the executive only if the share price increases over a longer period of time after the date of grant. Additionally, because options do not fully vest for four years, this award encourages retention of the executive. Similar to the PBRSUs and TBRSUs, the time-based vesting requirement was modified and extended from a schedule that vested 100% of the options over three years (25%/25%/50%) to a vesting schedule that vests 50% after three years and 50% after four years. This was done to increase the award’s retention value and to place additional emphasis on producing consistent long-term results.

Prior Plan Year Long-Term Award Pay-Outs

During 2009, the remaining unvested portion of the 2006 Corporate-Goal PBRSUs vested and paid out at 147.25% of target. During the first quarter of 2010, the 2007 PBRSUs vested and paid out as follows:

Award	Description of Vesting Metrics	Actual Award as a Percentage of Target

2007 Corporate-Goal PBRSUs	• Performance Metric: Achievement of specified 2007-2009 average (i) ROE from property and casualty operations, and (ii) net written premium growth rate (“NWPGR”)	73.33%
	• Actual award could be as low as 0% and as high as 150% of target based on level of ROE and NWPGR achieved
	• Target average ROE was 12-13%; adjusted average ROE achieved was 11.9% • Target average NWPGR was 6-10%; adjusted average NWPGR achieved was 3.9%
	• Assuming achievement of performance metrics, award vested and paid in first quarter of 2010

2007 PBRSU Funding Level

Pursuant to the terms of the 2007 PBRSUs, actual payment is determined according to the level of achievement of 2007-2009 three-year average ROE and NWPGR. ROE is a levered return on equity calculation based on after-tax P&C segment income (as reported in the Company’s financial statements filed with the SEC), adjusted to include the cost of corporate debt and exclude the financial results of the holding company. Also, the equity of the P&C segment is reduced by the amount of this debt. Premium growth is the rate of year over year growth in total premiums written, adjusted by the effects of reinsurance assumed and ceded.

Under the terms of the PBRSUs, however, the maximum payment is determined by adjusting the ROE and NWPGR calculations and the Committee is authorized to provide for awards up to the maximum when, as a result of certain unusual circumstances largely beyond management’s control or current plans, it concluded that the funding level otherwise achieved was not commensurate with the level of underlying performance actually achieved by the Company during the period. Specifically, the maximum formula excludes:

•	catastrophe losses (net of reinsurance) in excess of 3.8% of earned premium (determined in accordance with GAAP);
•	adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita in 2005;
•	adverse development on currently discontinued voluntary property and casualty insurance pools; and
•	the effect of acquisitions or divestitures during the year or unplanned capital structure (i.e. debt or equity) actions.

For the reasons set forth below, the Committee elected to exercise such discretion and to calculate three-year average ROE and NWPGR using the foregoing adjustments to “as reported” financial results. Accordingly, in February 2010, the Committee certified the three-year (2007-2009) average ROE and NWPGR, as adjusted, at 11.9% and 3.9%, respectively. This resulted in a payout to participants at 73.33% of their target award. Had the Committee used “as reported” financial information without such adjustments, the PBRSUs would have paid out at 45.53% of target.

The Committee’s decision to use the permitted adjustments was driven primarily by its determination that the Company’s overall performance, particularly in relation to its competitors, was exceptional in light of the unprecedented economic and financial market decline occurring during the three-year performance period, the difficult economic environment in Michigan, and an unusually high level of natural catastrophe losses occurring in 2008. Specifically, the Committee noted:

•

the successful completion of the sale of the Company’s life insurance subsidiary, First Allmerica Financial Life Insurance Company, which generated net proceeds of approximately $230 million and further enhanced the Company’s liquidity and financial strength in a very difficult economic environment;

•	the acquisitions of Professionals Direct, Inc., Verlan Holdings, Inc., AIX Holdings, Inc., and two other acquisitions pending in the fourth quarter of 2009;
•

the execution of a renewal rights agreement with OneBeacon pursuant to which the Company expects to acquire access to as much as $400 million in OneBeacon small and middle market commercial business at renewal;

•	the financial strength ratings upgrades by A.M. Best, Standard and Poor’s and Moody’s;
•	the overall improvements in the Company’s products and distribution; and
•	the relative stability of the Company’s investment portfolio and stock price over the period.

For additional detail regarding prior year PBRSU vesting, please see the Option Exercise and Stock Vested Table on page 52.

Bullis November 2007 PBRSU Award

On December 31, 2009, the Committee determined that Mr. Bullis had substantially satisfied the performance conditions required by his November 2007 PBRSU award. Accordingly, on such date Mr. Bullis’ PBRSU award vested at 100% of target and converted into 22,925 shares of Common Stock. In making such a determination, the Committee also took into consideration Mr. Bullis’ role in ensuring a smooth transition to a new Chief Financial Officer in anticipation of his retirement scheduled for May 2010. The following table sets forth a brief description of the performance conditions the achievement of which were material to the Committee’s determination as to the level of payment under the PBRSU.

Description of Vesting Metrics	Measure of Achievement

• Complete exit from life insurance business	• Completed the sale of the Company’s life insurance subsidiary, First Allmerica Financial Life Insurance Company, in January 2009

• Facilitate acquisition integration and monitor control environment for acquired business	• Managed and executed control aspects of M&A effectively

• Achieve Financial Strength Rating improvement from A.M. Best	• Obtained A.M. Best upgrade to “A”

• Partner and facilitate transition of enhanced business unit P&L focus and accountability	• Recruited and assimilated CFOs for Personal and Commercial Lines; recruited or internally transitioned Financial Officers for business units within Personal and Commercial Lines

• Navigate current capital market disruptions	• Supported restructuring of corporate debt • Managed investment portfolio effectively

• Strengthen Enterprise Risk Management	• Appointed a Chief Risk Officer • Improved risk review process

OneBeacon Transaction Bonus

In recognition of the successful negotiation and execution of the OneBeacon Renewal Rights Agreement led by certain key members of the executive leadership team, the Committee granted the following NEOs an additional cash bonus in the amount indicated below:

NEO	Bonus ($)
Marita Zuraitis	40,000
J. Kendall Huber	20,000
Gregory D. Tranter	15,000

This bonus was paid at the recommendation of the CEO to further reward these individuals for their dedication, skill and commitment in connection with the consummation of a transaction of significant strategic importance to the Company and its shareholders.

Other Benefits

The NEOs are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance and our 401(k) Plan, in each case on the same basis as other employees. In addition, certain senior employees of the Company, including the NEOs, are entitled to participate in the following programs:

Incentive Compensation Deferral and Conversion Program

The Company established a short-term incentive compensation deferral and conversion program (the “IC Deferral Program”) (see page 55 for additional information) that permitted certain officers of the Company, including the NEOs, to defer and convert a portion of their IC Program award into a number of restricted stock units. The amount converted could not exceed the greater of $50,000 or 20% of base salary. An additional grant of restricted stock units was made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount. After three years, the restricted stock units convert into shares of Common Stock. If the officer is not continuously employed by the Company through the vesting date, all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, based on the GATT rate (4.00% in 2009; 4.31% in 2010). The primary purpose of this program is to encourage stock ownership by senior level officers. Secondarily, this program encourages executive retention because the restricted stock units vest over time.

Under this program, Mr. Eppinger elected to defer and convert $100,000 of his 2008 IC Program award, and Mr. Tranter elected to defer and convert $25,000 of his 2008 IC Program award. Accordingly, on March 6, 2009, Mr. Eppinger was granted 3,771 restricted stock units and Mr. Tranter was granted 943 restricted stock units (see Grants of Plan-Based Awards Table on page 48 and IC Deferral Program Table on page 55 for more information). No NEO elected to participate in this program for 2009 and the program was not offered for 2010.

Non-Qualified Retirement Savings Plan

The Company’s Non-Qualified Retirement Savings Plan provides substantially the same benefits which are available to employees generally under our 401(k) Plan (see page 54 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2009 plan year, the plan provided eligible employees, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest, compounded annually, based on the GATT rate. The amount of total compensation eligible for a Company contribution cannot, however, exceed $1 million minus the limit in effect for the Company’s 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2009). In addition, the portion of eligible compensation attributable to the IC Program is capped at the participant’s target award level, regardless of the actual incentive compensation award earned.

We adopted this plan to ensure that all employees are entitled to company contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws. Subject to the limitations on the definition of eligible compensation described in the previous paragraph, this plan applies equally to all employees who have eligible compensation in excess of federal limits.

Though the annual Company contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2010, since such contributions were made with respect to cash compensation paid in 2009, the Summary Compensation Table (see page 45), and Non-Qualified Retirement Savings Plan Table (see page 54) reflect such 2010 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the various material corporate perquisites available to the NEOs. The Committee believes that the compensation package offered the NEOs (as discussed above) is appropriate to motivate and compensate each NEO. Therefore, the Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2009, the only significant perquisites offered to the NEOs were (i) financial planning services, and (ii) matching contributions to eligible tax qualified charitable organizations. For the financial planning services, the Company pays an annual retainer to a third-party service provider of $16,230 and an annual fee of $12,985 for each participating executive. The annual fee is treated as taxable income to the participating executives. For more information regarding perquisites, please see the Summary Compensation Table on page 45.

We provide financial planning services to our NEOs as a convenience to enable each executive to devote additional time to his or her Company responsibilities. Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship.

Amended and Restated Employment Continuity Plan

The purpose of the Amended and Restated Employment Continuity Plan (the “Change in Control Plan” or “CIC Plan”) is to:

•

Keep key top management employees focused on the interests of the Company’s shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of a possible change in control;

•	Provide a level of protection comparable to what such employee may receive from a competing organization; and
•

Ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

The purpose of the Change in Control Plan is to protect the Company and its shareholders, who might be adversely affected if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or proposed. Therefore, it is consistent with our compensation objective of retaining qualified, high-performing executives, especially those determined by the Committee to have a role critical to the business of the Company. We established the CIC Plan to provide certain arrangements, including cash payments and continuation of health and other benefits, for certain executives in the event of a change in control. The CIC Plan provides these arrangements to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances. Benefits may be paid in the event of a change in control of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the change in control.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations, including total target compensation and its component parts.

Separately, Mr. Eppinger is entitled to certain payments in the event he is terminated by the Company without cause and in circumstances unrelated to a change in control, provided he agrees to certain non-solicitation and non-competition provisions. This provision was included in Mr. Eppinger’s 2003 offer letter to induce him to resign from his then current position with a competitor and to join the Company.

For a more in depth discussion of the Company’s CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” on page 56.

Equity Grant Procedures

Most of our equity awards are made annually at the February or March meeting during which the Committee makes its annual executive compensation decisions. The date of this meeting is set well in advance and is not chosen to coincide with the release of material non-public information.

Equity awards made to officers subject to the reporting obligations under Section 16 of the Securities Exchange Act of 1934, which includes each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to all other employees, the Committee approves an aggregate number and type of award available for issuance. Such awards are then distributed in such amounts and to such employees as determined by our CEO.

Occasionally, equity awards are made outside our usual annual cycle. Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. No NEO received an off-cycle award during 2009.

The Committee does not have any programs, plans or practices of timing any awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award.

The exercise price of all options equals the closing price per share of our Common Stock as reported on the NYSE on the date of grant.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for NEOs as shown in the following table:

NEO	Value of Stock Ownership as Multiple of Base Salary	Timeframe to Meet Guidelines	Actual Ownership Level as a Multiple of Base Salary*
Frederick H. Eppinger	1 times	1 1/2 years	13.1
	4-6 times	3 years
Marita Zuraitis	1 times	1 1/2 years	7.9
	2-4 times	3 years
J. Kendall Huber	1 times	1 1/2 years	5.7
	2-4 times	3 years
Gregory D. Tranter	1 times	1 1/2 years	4.9
	2-4 times	3 years
Eugene M. Bullis	1 times	1 1/2 years	2.3
	2-4 times	3 years

*	As of March 9, 2010, based upon 2010 base salaries, equity ownership as determined below and a price per share of $43.33 (the closing price per share as reported by the NYSE on March 9, 2010).

Each NEO has one and one half years from becoming subject to the stock ownership guidelines to reach a stock ownership level equal to his or her base salary. He or she has three years from becoming subject to the guidelines to reach the total required ownership level. The guidelines credit officers for shares held outright, shares held in their accounts in THG’s 401(k) plan, unvested restricted stock, restricted stock units, performance-based restricted stock units (at target) and any shares that have been earned but the payment of which has been deferred. Unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

The Company strongly discourages its employees from entering into hedging transactions involving Company stock.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company takes Section 162(m) of the Internal Revenue Code into account in making its executive compensation decisions, but reserves the right to pay amounts that are not deductible.

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2010 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 12, 2010

Members of the Compensation Committee:

Robert J. Murray, Chair

P. Kevin Condron

Neal F. Finnegan

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the 2007, 2008 and 2009 compensation awarded to, earned by, or paid to THG’s NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)(3)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compen- sation ($) (5)	Total ($)
Frederick H. Eppinger	2009	934,615	—		1,553,556		714,443	540,000		1,567	(6)	81,630	3,825,811
President and Chief Executive Officer	2008	888,461	—		1,833,903		516,235	810,000	(7)	238		97,777	4,146,614
	2007	850,000	—		1,237,038		1,340,857	958,000	(7)	—	(8)	102,646	4,488,541

Marita Zuraitis	2009	571,154	40,000	(9)	461,565		476,295	247,500		—		92,149	1,888,663
EVP—President, P&C Companies	2008	550,000	—		1,015,417		—	371,000		—		96,240	2,032,657
	2007	545,385	—		248,600		727,417	465,000		—		139,817	2,126,219

J. Kendall Huber	2009	430,385	20,000	(9)	205,140		190,518	157,500		11,391	(6)	59,798	1,074,732
Senior Vice President and General Counsel	2008	395,000	—		385,189		—	222,000		2,402		64,866	1,069,457
	2007	395,000	—		92,074		268,843	278,000		705		95,112	1,129,734

Gregory D. Tranter	2009	389,423	15,000	(9)	208,892		238,148	112,500		8,608	(6)	49,223	1,021,794
Senior Vice President, CIO and Corporate Operations Officer	2008	369,231	—		454,083		—	168,750	(10)	1,842		40,843	1,034,749
	2007	346,539	—		113,278		319,796	197,000	(10)	—	(11)	59,542	1,036,155

Eugene M. Bullis	2009	498,462	—		—		—	195,000		—		73,529	766,991
EVP and Chief Financial Officer*	2008	480,000	—		—		—	300,000		—		68,336	848,336
	2007	68,308	150,000	(12)	999,989	(13)	—	—		—		17,899	1,236,196

*	Mr. Bullis joined the Company on November 8, 2007 and assumed the role of Chief Financial Officer on November 12, 2007. On March 9, 2010, Mr. Bullis relinquished his position as CFO in advance of his retirement from the Company scheduled for May 2010. On such date, Steven J. Bensinger assumed the role of CFO.
(1)	The 2009 annual salary rate was $900,000 for Mr. Eppinger; $550,000 for Ms. Zuraitis; $420,000 for Mr. Huber; $375,000 for Mr. Tranter; and $480,000 for Mr. Bullis. The salary figures in this column reflect the fact that during 2009 there were 27 rather than 26 separate pay periods. Accordingly, each employee of the Company employed for the full year received one additional pay check in 2009.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in Note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.
(3)	Amounts in this column include, among other things, the grant date fair value of awards of performance-based restricted stock units (“PBRSUs”) granted during the applicable year. The amount shown in the table above reflects the grant date fair value of the PBRSU award assuming vesting and payment of the shares of Common Stock at target. Set forth in the table below is both the grant date fair value at target payout and maximum payout for each such officer for each such PBRSU award. No shares will be awarded if the Company does not achieve specified levels of ROE and premium growth.

Name	Year	Grant Date Fair Value of PBRSUs at Target Payout (as included in table above) ($)	Grant Date Fair Value of PBRSUs at Maximum Payout ($)
Frederick H. Eppinger	2009	769,275	1,153,913
	2008	904,200	1,356,300
	2007	1,211,500	1,817,250

Marita Zuraitis	2009	230,783	346,175
	2008	507,708	761,562
	2007	248,600	372,900

J. Kendall Huber	2009	102,570	153,855
	2008	192,595	288,893
	2007	92,074	138,111

Gregory D. Tranter	2009	102,570	153,855
	2008	225,146	337,719
	2007	109,520	164,280

Eugene M. Bullis	2009	—	—
	2008	—	—
	2007	999,989	999,989

(4)	For more detailed information, please see the section entitled “Short-Term Incentive Compensation” in the CD&A on page 27.
(5)	For 2009, the amounts shown in this column consist of the following:

Insurance Premiums and Company Contributions to 401(k) and Non-Qualified Retirement Savings Plan

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to 401(k) ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)	Imputed Income Associated with Term Life and LTD Insurance Premiums Paid by the Company ($)
Frederick H. Eppinger	14,700	45,300	1,846
Marita Zuraitis	14,700	41,829	1,216
J. Kendall Huber	14,700	24,443	1,318
Gregory D. Tranter	14,700	18,790	1,213
Eugene M. Bullis	14,700	33,208	3,721

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*
Frederick H. Eppinger	12,985	5,000	1,048	751
Marita Zuraitis	12,985	7,503	8,106	5,810
J. Kendall Huber	12,985	6,352	—	—
Gregory D. Tranter	12,520	2,000	—	—
Eugene M. Bullis	11,900	10,000	—	—

*	Spousal travel and associated tax reimbursements relate to certain agent conferences where spousal attendance was expected.

(6)	Includes amounts associated with Excess Benefit Plan distributions occurring in 2009. Please see Pension Benefits Table on page 53 for more information.
(7)	For 2008 and 2007, amounts include $100,000 and $170,000, respectively, deferred at the election of Mr. Eppinger pursuant to the Company’s IC Deferral Program. On March 6, 2009, 3,771 restricted stock units were granted to Mr. Eppinger in lieu of amounts deferred for 2008; and on March 7, 2008, 4,539 restricted stock units were granted to Mr. Eppinger in lieu of amounts deferred for 2007. Please see the sections entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 40 and Outstanding Equity Awards at Fiscal Year-End Table on page 50 for more information.
(8)	Mr. Eppinger’s Present Value of Accumulated Benefits in the Cash Balance Plan and the Excess Benefit Plan decreased by $244 from December 31, 2006 to December 31, 2007, primarily due to an increase in the discount rate, partially offset by a decrease in the discount period.
(9)	Special bonus awarded in recognition of the efforts of certain NEOs in connection with the successful negotiation and execution of the OneBeacon Renewal Rights Agreement. Please see section entitled “OneBeacon Transaction Bonus” in the CD&A on page 39 for more information.
(10)	For 2008 and 2007, amounts include $25,000 deferred at the election of Mr. Tranter pursuant to the Company’s IC Deferral Program. On March 6, 2009, 943 restricted stock units were granted to Mr. Tranter in lieu of amounts deferred for 2008; and on March 7, 2008, 669 restricted stock units were granted to Mr. Tranter in lieu of amounts deferred for 2007. Please see the section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 40 and Outstanding Equity Awards at Fiscal Year-End Table on page 50 for more information.
(11)	Mr. Tranter’s Present Value of Accumulated Benefits in the Cash Balance Plan and the Excess Benefit Plan decreased by $389 from December 31, 2006 to December 31, 2007, primarily due to an increase in the discount rate, partially offset by a decrease in the discount period.
(12)	Sign-on bonus in lieu of pro-rated 2007 Short-Term and Long-Term Incentive Program awards.
(13)	Represents the fair value of the award on the date of grant. Such award, however, was subject to variable accounting and therefore its fair value on the date of grant was subject to change based upon the market value of THG’s Common Stock.

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2009. Non-equity awards were granted pursuant to the 2009 IC Program and stock awards and options were granted pursuant to the 2006 Plan.

Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)*
			Threshold ($) (6)	Target ($)	Maximum ($)	Threshold (#) (6)	Target (#)	Maximum (#)
Frederick H. Eppinger	2/23/09	(1)	432,000	1,080,000	2,160,000
	2/23/09	(2)				4,500	22,500	33,750				769,275
	2/23/09	(3)							22,500			769,275
	2/23/09	(4)								75,000	34.19	714,443
	3/6/09	(5)							3,771			115,016

Marita Zuraitis	2/23/09	(1)	198,000	495,000	990,000
	2/23/09	(2)				1,350	6,750	10,125				230,783
	2/23/09	(3)							6,750			230,783
	2/23/09	(4)								50,000	34.19	476,295

J. Kendall Huber	2/23/09	(1)	126,000	315,000	630,000
	2/23/09	(2)				600	3,000	4,500				102,570
	2/23/09	(3)							3,000			102,570
	2/23/09	(4)								20,000	34.19	190,518

Gregory D. Tranter	2/23/09	(1)	90,000	225,000	450,000
	2/23/09	(2)				600	3,000	4,500				102,570
	2/23/09	(3)							3,000			102,570
	2/23/09	(4)								25,000	34.19	238,148
	3/6/09	(5)							943			28,762

Eugene M. Bullis	2/23/09	(1)	172,800	432,000	864,000

*	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards, whether the Company achieves certain performance goals and whether such awards actually vest.
(1)	Award under the 2009 IC Program (see section entitled “Short-Term Incentive Compensation” in the CD&A on page 27 for more information). On March 12, 2010, these awards were paid to the NEOs in the following amounts: Mr. Eppinger, $540,000; Ms. Zuraitis, $247,500; Mr. Huber, $157,500; Mr. Tranter, $112,500; and Mr. Bullis, $195,000.
(2)	Grant of Corporate Goal-Based PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 33 for more information). The PBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates) and if the Company achieves a specified three-year average return on equity and premium growth for the years 2009-2011.

(3)	Grant of Time-Based RSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 33 for more information). The RSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates).
(4)	The securities underlying the options granted are shares of Common Stock. The options granted vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates). The exercise price of such options equals the closing price per share of THG’s Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A on page 33 for more information.
(5)	Grant of restricted stock units pursuant to the IC Deferral Program (see section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 40 for more information). The amounts reflected in the table represent restricted stock units issued in 2009 in lieu of cash compensation earned in 2008.
(6)	Threshold amounts indicate maximum payouts in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid to the NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2009. All awards granted prior to May 16, 2006 were issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan (the “1996 Plan”) and all awards granted after May 16, 2006 were issued pursuant to the 2006 Plan. Mr. Bullis had no outstanding equity awards as of December 31, 2009 since all awards granted to him had vested as of such date.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)		Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Frederick H. Eppinger	8/28/03	(3)	299,700		23.58	8/28/13		2/23/07	18,333	(4)	814,535
	2/27/04		150,000		36.88	2/27/14		3/9/07	4,263	(5)	189,405
	3/15/05		140,000		35.86	3/15/15		2/25/08				20,000	(6)	888,600
	2/14/06		100,000		46.28	2/14/16		2/25/08	20,000	(7)	888,600
	2/23/07		50,000	50,000	48.46	2/23/17		3/7/08	4,539	(5)	201,668
	2/25/08		12,500	37,500	45.21	2/25/18		2/23/09				22,500	(8)	999,675
	2/23/09			75,000	34.19	2/23/19	(9)	2/23/09	22,500	(10)	999,675
								3/6/09	3,771	(5)	167,546

Marita Zuraitis	4/19/04	(3)	100,000		35.98	4/19/14		2/23/07	3,762	(4)	167,146
	2/7/05		49,000		36.50	2/7/15		2/25/08				11,230	(6)	498,949
	2/23/07		27,125	27,125	48.46	2/23/17		2/25/08	11,230	(7)	498,949
	2/23/09			50,000	34.19	2/23/19	(9)	2/23/09				6,750	(8)	299,903
								2/23/09	6,750	(10)	299,903

See page 51 for footnotes.

Outstanding Equity Awards at Fiscal Year-End Table

(continued)

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)		Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
J. Kendall Huber	3/20/00	(3)	20,000		46.75	3/20/10	(11)	2/23/07	1,394	(4)	61,935
	1/2/02		33,000		44.05	1/2/12		2/25/08				4,260	(6)	189,272
	2/27/04		40,000		36.88	2/27/14		2/25/08	4,260	(7)	189,272
	2/7/05		21,000		36.50	2/7/15		2/23/09				3,000	(8)	133,290
	2/23/07		10,025	10,025	48.46	2/23/17		2/23/09	3,000	(10)	133,290
	2/23/09			20,000	34.19	2/23/19	(9)

Gregory D. Tranter	2/20/00		12,000		44.56	2/20/10	(11)	2/23/07	1,658	(4)	73,665
	1/2/02		33,000		44.05	1/2/12		3/9/07	627	(5)	27,858
	2/27/04		40,000		36.88	2/27/14		2/25/08				4,980	(6)	221,261
	2/7/05		21,000		36.50	2/7/15		2/25/08	4,980	(7)	221,261
	2/23/07		11,925	11,925	48.46	2/23/17		3/7/08	669	(5)	29,724
	2/23/09			25,000	34.19	2/23/19	(9)	2/23/09				3,000	(8)	133,290
								2/23/09	3,000	(10)	133,290
								3/6/09	943	(5)	41,897

(1)	Unless otherwise indicated, all options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date.
(2)	Based on a value of $44.43 per share, the closing price per share of THG’s Common Stock on December 31, 2009.
(3)	Represents off-cycle grant made upon the date of hire of the NEO.
(4)	Corporate Goal-Based PBRSUs granted in 2007. Provided the Company achieves a specified three-year average return on equity and premium growth for the years 2007-2009 and the employee remains continuously employed by the Company, the PBRSUs vest three years from the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award, based upon the return on equity actually achieved. On February 25, 2010, the Committee determined (and, with respect to the CEO, such determination was ratified by the CID on February 26, 2010) that the three-year average return on equity and premium growth had been achieved at a level that entitled the holders of the 2007 PBRSUs to 73.33% of their target award (as shown in the table above). Accordingly, on February 25, 2010, with respect to all NEOs other than the CEO, and on February 26, 2010 with respect to the CEO, such PBRSUs vested and converted into an equal number of shares of THG Common Stock. See section entitled “2007 PBRSU Funding Level” in the CD&A on page 37 for more information.
(5)

Restricted stock units (“RSUs”) granted pursuant to the IC Deferral Program in lieu of portions of such NEO’s annual incentive compensation award (see section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 40 for more information). Assuming the employee remains continuously employed by the Company through such date, such awards vest on the third anniversary of the grant date and automatically convert into an equal number of shares of THG Common Stock.
(6)	Corporate Goal-Based PBRSUs granted in 2008. Provided the Company achieves a specified three-year average return on equity and premium growth for the years 2008-2010 and the employee remains continuously employed by the Company, the PBRSUs vest three years from the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award shown in the table, based upon the return on equity and premium growth actually achieved.
(7)	Time-Based RSUs granted in 2008. The RSUs vest three years after the grant date (provided the employee remains continuously employed by the Company through such date).
(8)	Corporate Goal-Based PBRSUs granted in 2009 (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 33 for more information). Provided the Company achieves a specified three-year average return on equity and premium growth for the years 2009-2011 and the employee remains continuously employed by the Company, the PBRSUs vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award shown in the table, based upon the return on equity and premium growth actually achieved.
(9)	Provided the employee remains continuously employed with the Company through such date, the options vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.
(10)	Time-Based RSUs granted in 2009 (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 33 for more information). The RSUs vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date (provided the employee remains continuously employed by the Company through such dates).
(11)	Options vested 20% annually during each of the first five years following the date of grant.

Option Exercise and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2009 by such executives pursuant to (i) option exercises, and /or (ii) shares acquired upon vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Frederick H. Eppinger	—	—	12,939	(2)	459,288	(2)
Marita Zuraitis	—	—	7,362		269,891
J. Kendall Huber	—	—	4,057		144,248
Gregory D. Tranter	—	—	3,497		128,200
Eugene M. Bullis	—	—	22,925		1,018,558

(1)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(2)	Portion of which was required to be deferred by the NEO in order to facilitate deductibility of the value of such awards under Section 162(m) of the Internal Revenue Code.

Pension and Retirement Benefits

Cash Balance Plan

The Company maintains a funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”). Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate memorandum account established for each participant. However, effective December 31, 2004, benefits under the Cash Balance Plan were frozen and future annual allocations to participant memorandum accounts were discontinued. Although future annual allocations have been discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

The Company also maintains an excess benefit plan, which provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be paid from the Cash Balance Plan under federal tax laws (the “Excess Benefit Plan”). Benefits under this unfunded, non-qualified plan were also frozen effective December 31, 2004. Although future annual allocations were discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

Messrs. Eppinger, Huber and Tranter are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following termination of employment as either a one-time lump sum or as an annuity. Various annuity forms of payment are available and are calculated using a reasonable actuarial basis. Because they joined the Company after the plans were frozen, Ms. Zuraitis and Mr. Bullis will receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
Frederick H. Eppinger	Cash Balance Plan	11,240	—
	Excess Benefit Plan	—	4,719

J. Kendall Huber	Cash Balance Plan	42,015	—
	Excess Benefit Plan	27,974	48,027

Gregory D. Tranter	Cash Balance Plan	53,735	—
	Excess Benefit Plan	39,814	17,488

(1)

The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2009. Accordingly, all calculations utilize memorandum accounts as of the same date. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the FASB ASC 715 assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest crediting rate of 4.50% to project the memorandum accounts from the measurement date to commencement date, a rate of 6.125% to discount expected future qualified plan benefit payments from the payment date to the measurement date, a rate of 6.00% to discount expected future non-qualified plan benefit payments from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 10 years with Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at age 65, which is the normal retirement age defined in all plans. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65. Further, all participants are assumed to elect lump sum at commencement.

(2)	As of January 1, 2009, post-December 31, 2004 benefit accruals for the Excess Benefit Plan were paid as a lump sum to comply with Internal Revenue Code Section 409A.

401(k) Plan

The Company maintains The Hanover Insurance Group Retirement Savings Plan, which is a 401(k) retirement savings plan (the “401(k) Plan”). For 2009, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $245,000 for 2009 (excluding so-called “catch-up contributions,” which are not eligible to be matched).

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. For 2009, this Plan provided eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon satisfaction of maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or termination from the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2009:

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 (1)($)	Aggregate Earnings in 2009 ($)(2)	Aggregate Withdrawals/ Distributions in 2009 ($)	Aggregate Balance at December 31, 2009 (3)($)
Frederick H. Eppinger	—	45,300	21,687	—	608,474
Marita Zuraitis	—	41,829	12,283	—	364,765
J. Kendall Huber	—	24,443	12,012	—	336,570
Gregory D. Tranter	—	18,790	4,944	—	149,088
Eugene M. Bullis	—	33,208	592	—	51,300

(1)	Represents contributions made by the Company in 2010 with respect to eligible 2009 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. In March 2009, contributions with respect to eligible 2008 compensation were made to the NEOs in the following amounts: $53,900 for Mr. Eppinger; $53,900 for Ms. Zuraitis; $31,010 for Mr. Huber; $23,536 for Mr. Tranter; and $17,500 for Mr. Bullis.
(2)	Represents interest accrued on the aggregate amount in the Non-Qualified Retirement Savings Plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table.
(3)	Includes Company contributions made in 2010 as if such contributions were made on December 31, 2009. Balances attributable to Registrant contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

IC Deferral Program

The Company has established a Short-Term Incentive Compensation Deferral and Conversion Program (the “IC Deferral Program”) that permitted certain officers of the Company to defer and convert a portion of their IC Program award (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units is made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount (the “Additional Shares”). Such restricted stock units convert into shares of Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, at the GATT rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. See “Potential Payments Upon Termination or Change In Control” below for vesting provisions in the event of a change in control of the Company. There were no participants in the IC Deferral Program for the 2009 plan year and the plan was not offered for the 2010 plan year. The table below sets forth certain information regarding NEO participation in the IC Deferral Program during 2009:

Name	Executive Contributions in 2009 (1)($)	Registrant Contributions in 2009 (1)($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions in 2009 ($)(3)	Aggregate Balance at December 31, 2009 ($)(4)
Frederick H. Eppinger	100,000	15,006	(2)	126,417	574,059
J. Kendall Huber	—	—	(2)	37,627	—
Gregory D. Tranter	25,000	3,752	(2)	—	102,043

(1)	Executive and Registrant contributions made on March 6, 2009 with respect to the deferral of portions of their 2008 IC Program awards. Such amounts were immediately converted into a number of restricted stock units based upon the fair market value of THG’s Common Stock as of the date the deferred amounts were otherwise payable to the NEO. The Registrant Contributions relate to the Additional Shares. Executive Contributions are included in the Non-Equity Incentive Plan Column of the Summary Compensation Table for 2008, and the Registrant Contributions are reflected in the Stock Awards Column of the Summary Compensation Table for 2009.
(2)	Executive and Registrant contributions are immediately converted into restricted stock units. The value of such units, therefore, varies depending on the value of THG’s Common Stock. The closing price per share of THG’s Common Stock on January 2, 2009 (the first trading day of 2009) as reported on the NYSE was $42.73. The closing price per share of THG’s Common Stock on December 31, 2009 as reported on the NYSE was $44.43. Additionally, the restricted stock units accrue, to the extent declared on the underlying shares of THG Common Stock, deferred dividend equivalents (plus interest thereon at the GATT rate). In 2009, the Company paid a cash dividend of $0.75 per share. Aggregate earnings in 2009 are not reported in the Summary Compensation Table.
(3)	On March 3, 2009, the restricted stock units issued pursuant to this program in 2006 vested and converted into THG Common Stock. The value in the table reflects the number of shares issued times the closing price per share ($32.63) on the vesting date, plus the amount of accrued dividend equivalents (plus accrued interest).

(4)	Equals the number of outstanding restricted stock units issued to the NEO pursuant to the IC Deferral Program times $44.43, the closing price per share of THG’s Common stock on December 31, 2009, plus the amount of accrued deferred dividend equivalents (plus accrued interest) as of December 31, 2009. For information regarding the individual grants of restricted stock units which are included in the calculation of the amounts set forth in this column, see the Outstanding Equity Awards at Fiscal Year-End Table beginning on page 50. Balances attributable to Executive Contributions have been reported as compensation for the NEO in the Non-Equity Incentive Plan Column of the Summary Compensation Table for the applicable years. Balances attributable to Registrant Contributions have been reported as compensation for the NEO in the Stock Awards Column of the Summary Compensation Table for the applicable years.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the tables below reflects the amount of incremental compensation required to be paid to each NEO in the event of a change in control of THG, or a termination of the NEO. For purposes of the quantitative disclosure, we have assumed that all triggering event(s) took place on December 31, 2009, and that the price per share of our Common Stock on such date was $44.43 (the closing price per share of our Common Stock on the NYSE on such date). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	the timing during the year of such event;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	the Company’s performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards;
•	the amount of prior years’ compensation the NEO was required or elected to defer; and
•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are (i) payments for any amounts already earned by the NEO which are not contingent upon the occurrence of the triggering event(s) (i.e., vested stock awards (see Outstanding Equity Awards at Fiscal Year-End on page 50 for more information), vested balances in the Company’s 401(k) Plan, Non-Qualified Retirement Savings Plan, and Pension Plans (for more information see section entitled Pension and Retirement Benefits beginning on page 53), prior contributions to, and interest accrued on account balances in, deferred compensation plans, accrued but unused vacation, salary earned through the date of termination, etc.), and (ii) payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance).

Under the Company’s 2006 Plan, and certain agreements issued pursuant to such plan, employees who terminate employment while “retirement-eligible” may receive certain pro-rated vesting of unvested stock awards. Since, as of December 31, 2009, none of our NEOs are “retirement-eligible,” the tables below do not address this benefit.

As discussed in further detail below, benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of a termination or constructive termination. The tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2009.

Termination Other Than as a Result of a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, as amended, in the event he is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target IC Program award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain (i) non-disclosure obligations which survive his employment with THG indefinitely, (ii) non-hire/non-solicitation obligations that remain in effect for a period of two years following his termination, and (iii) non-competition provisions that remain in effect for a period of up to one year following his termination. In addition, to receive the severance benefits, Mr. Eppinger must execute a general release in favor of THG. In the event of a termination without cause (as defined in the offer letter), Mr. Eppinger can elect not to receive his severance payments, in which case he would not be subject to the non-competition provisions.

2006 Plan

Pursuant to the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s then current long-term disability plan. The value of such pro-rated vesting as it applies to the NEOs is set forth in detail in the tables below.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (defined below) times the sum of a participant’s applicable base salary and target IC Program award. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target IC Program award pro-rated for service performed in the year of termination, and outplacement services. Subject to certain limitations, participants may also be entitled to a gross-up payment if their change in control payments/benefits become subject to the excise tax imposed by section 4999 of the Internal Revenue Code, subject to a 110% corridor. See footnote 9 on page 62 for additional information.

The following chart provides participation Tiers and Multipliers for all NEOs.

Participant	Tier	Multiplier
Frederick H. Eppinger	Executive	3X
Marita Zuraitis	Executive	3X
J. Kendall Huber	Executive	3X
Gregory D. Tranter	Executive	2X
Eugene M. Bullis	Executive	1X

A participant’s “Tier” designation sets forth the circumstances pursuant to which such participant may be deemed to have been constructively terminated pursuant to the CIC Plan.

For purposes of the CIC Plan, a Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company. The definition of “change in control” in the 2006 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation agreement, regardless of whether or not they ever receive benefits thereunder. The non-solicitation agreements provide that, during employment and for a period of two years after termination (one year for participants having a Multiplier less than 2X), the executive officer will not (i) hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or (ii) divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the participant was employed by the Company. Finally, this agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Pursuant to the 2006 Plan and various agreements issued thereunder, in the event of a change in control the participant may be entitled to certain accelerated vesting of awards. Please see footnotes 3, 4 and 5 beginning on page 61 for more information.

Potential Payments Upon Termination or Change in Control Tables

	Frederick H. Eppinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$1,980,000	$5,940,000
Cash Incentives (2)	—	—	—	—	—	1,080,000
Equity
Unvested Restricted Stock Units (3)	2,297,653	$3,429,063	—	—	—	3,914,683
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	98,047
Unexercisable Stock Options (5)	—	—	—	—	—	768,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	11,984
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Ups (9)	—	—	—	—	—	3,727,725

TOTAL	$2,297,653	$3,429,063	$—	$—	$1,980,000	$15,655,439

	Marita Zuraitis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,135,000
Cash Incentives (2)	—	—	—	—	—	495,000
Equity
Unvested Restricted Stock Units (3)	902,373	1,392,881	—	—	—	1,399,145
Unexercisable Stock Options (5)	—	—	—	—	—	512,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	11,984
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Up (9)	—	—	—	—	—	1,695,143

TOTAL	$902,373	$1,392,881	$—	$—	$—	$7,363,272

See page 61 for footnotes.

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$2,205,000
Cash Incentives (2)	—	—	—	—	—	315,000
Equity
Unvested Restricted Stock Units (3)	349,353	545,156	—	—	—	568,482
Unexcercisable Stock Options (5)	—	—	—	—	—	204,800
Other Benefits
Health & Welfare (6)	—	—	—	—	—	11,984
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	40,380

TOTAL	$349,353	$545,156	$—	$—	$—	$3,400,646

	Gregory D. Tranter
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$1,200,000
Cash Incentives (2)	—	—	—	—	—	225,000
Equity
Unvested Restricted Stock Units (3)	399,870	617,577	—	—	—	620,643
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	21,409
Unexcercisable Stock Options (5)	—	—	—	—	—	256,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	8,767
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	33,974

TOTAL	$399,870	$617,577	$—	$—	$—	$2,420,793

See page 61 for footnotes.

	Eugene M. Bullis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$912,000
Cash Incentives (2)	—	—	—	—	—	432,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	8,767
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	47,908

TOTAL	$—	$—	$—	$—	$—	$1,455,675

(1)	Pursuant to the CIC Plan, in the event of a Change in Control (and a subsequent termination event, as described above), each NEO is entitled to a lump sum severance payment equal to their Multiplier times the sum of their applicable annual base salary plus target IC Program award. Pursuant to Mr. Eppinger’s offer letter, in the event he is terminated (other than for cause or as a result of a change in control), he is entitled to a lump sum severance payment equal to one times his current annual base salary plus his target IC Program award, provided he agrees to a one-year non-compete agreement and other restrictions.
(2)	Payment of target IC Program award earned in 2009, pro-rated for the period prior to the Change in Control (amount above assuming full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2009 IC Program, but payment is at the discretion of the Compensation Committee. Each NEOs’ actual 2009 IC Program award was earned and paid in March 2010. See the Summary Compensation Table on page 45 for more information.
(3)	PBRSUs

Value of unvested PBRSUs granted in 2007, 2008 and 2009 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 50 for more information). These values are based upon the full value of such shares based on the closing price per share of THG’s Common Stock on December 31, 2009 as reported on the NYSE ($44.43). Values for 2008 and 2009 PBRSUs assume payment at target; values of 2007 PBRSUs are based on actual payout of 73.33% of target amount. The 2007 PBRSUs vested and were paid to the NEOs in February 2010.

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vest, but only if the performance goals have been achieved. In the event an NEO is terminated due to disability, a pro-rated portion of the PBRSUs vest (assuming the performance goals are achieved) with one year additional vesting credit given to the participant. Values in the table above assume that the performance goals for all such PBRSUs were achieved at target level, except with respect to the 2007 Corporate Goal-based PBRSUs, which were based upon the actual achievement level of 73.33% of their target award.

Change in Control. In the event of a change in control, (i) a pro-rated portion of the 2007 PBRSUs vest at the actual achievement level of 73.33% of their target, (ii) a pro-rated portion of 2008 PBRSUs vest based upon target level achievement, and (iii) unless such awards are assumed by the successor entity, 100% of the 2009 PBRSUs vest based upon target level achievement.

Time-Based RSUs

Value of unvested RSUs granted in 2008 and 2009 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 50 for more information). These values are based upon the full value of such shares based on the closing price per share of THG’s Common Stock on December 31, 2009 as reported on the NYSE ($44.43).

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the RSUs vest. In the event an NEO is terminated due to disability, a pro-rated portion of the RSUs vest with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 66.67% of the 2008 RSUs vest and 100% of the 2009 RSUs vest.

(4)	Restricted Stock Units issued pursuant to the Company’s IC Deferral Program (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 50 and section entitled IC Deferral Program on page 55 for more information). In the event the NEO is terminated for any reason, other than as a result of a change in control, the RSUs are forfeited. In the event of a change in control, such RSUs fully vest. Amount shown in the table above reflects the positive difference, if any, between the value of fully vested RSUs (value of underlying shares as of December 31, 2009 plus deferred dividend equivalents and accrued interest) and the amount of cash originally deferred by the NEO (plus accrued interest).
(5)	Value of all unvested stock options. Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity in a change in control, upon a change in control such unvested options immediately vest and become exercisable in full.
(6)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(7)	Represents the estimated cost of one year of outplacement services.
(8)	Represents a lump sum payment equal to the amount which would be credited for 2009 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2008 or annualized 2009 eligible compensation.
(9)	Federal tax rules at Sections 280G and 4999 of the Internal Revenue Code impose adverse tax consequences on certain payments and benefits related to a corporate change in control. Where applicable, the rules impose a 20% excise tax (in addition to normal federal income taxes also imposed upon the individual) on, and deny a corporate deduction for, the excess of an individual’s change in control-related payments over the individual’s “base amount”—that is, his or her average annual taxable compensation determined, in general, using a five-year look back for averaging. However, the rules contain a “safe harbor” that permits an individual to receive just under three times the “base amount” without an excise tax or loss of deduction. Pursuant to the CIC Plan, all participants in the CIC Plan are entitled to a “gross-up” payment when payments made to the participant in connection with a Change in Control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (a “280G Gross-Up Payment”), provided, however, participants are entitled to a 280G Gross-Up Payment only to the extent such participant’s total change in control-related payment/benefit is 110% or more of the safe harbor amount. If the change in control related payment is less than 110% of the safe harbor amount, no 280G Gross-Up Payment shall be made and the payment/benefits for the individual will be reduced to maximize the after-tax payment to the individual without triggering the 280G Gross-Up Payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2009 THG’s executive officers and directors fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, pursuant to SEC rules, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs a brother of Ms. Zuraitis, who received compensation (salary, bonus and grant date fair value of equity awards) of approximately $230,000 in 2009. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2009, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s web site at www.hanover.com, under “Investors-SEC Filings.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 29, 2010, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2011 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2011 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 12, 2011, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 12, 2011, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 29TH day of March 2010.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

ANNEX 1

Excerpt from THG’s Corporate Governance Guidelines

Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, or death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

A-1

09668 (Rev. 3/10)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 10, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/thg • Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1.	To elect the following nominees to the Board of Directors to serve for the respective terms set forth opposite such nominee’s name below:

+
		For	Against	Abstain			For	Against	Abstain
01 - Michael P. Angelini	Three - year term expiring in 2013	☐	☐	☐	02 - P. Kevin Condron	Three - year term expiring in 2013	☐	☐	☐
03 - Neal F. Finnegan	Three - year term expiring in 2013	☐	☐	☐
		For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2010.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2010 Annual Meeting of Shareholders The Hanover Insurance Group, Inc.

Directions To The Hanover	Tuesday, May 11, 2010, 9:00 a.m.

440 Lincoln Street, Worcester, MA

From Boston.
Follow the Mass Pike west to exit 11A.
• Follow Rte. 495 north to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street. The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
Follow Route 495 south to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street. The Hanover is on your left.
From Connecticut And Western Massachusetts.
Follow the Mass Pike east to exit 10.
• Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
• At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.
• Turn left onto Lincoln Street and drive approximately one-quarter mile.
The Hanover is on your left.

Where To Park.
Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2010

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 11, 2010, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Hanover Insurance Group Retirement Savings Plan, this Proxy Card will constitute voting instructions to the Trustee under the Plan. As a participant in the Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed. Shares held in the Plan for which no participant instructions are received by the Trustee will not be voted. Participant instructions received by the Trustee after May 6, 2010, may not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.